                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

              Filed by the registrant                         [X]

              Filed by a party other than the registrant      [_]

              Check the appropriate space:

              [_] Preliminary proxy statement
              [X] Definitive proxy statement
              [_] Definitive additional materials
              [_] Soliciting material pursuant to Rule 14a-11(c) or Rule
                  14a-12

                          ROBERTSON-CECO CORPORATION
              --------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          ROBERTSON-CECO CORPORATION
              --------------------------------------------------
     (NAME OF PERSON FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate space):

  [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)or
      Item 22(a)(2) of Schedule 14A.
  [_] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(1)(3).
  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
  (2) Aggregate number of securities to which transactions applies:
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
  (4) Proposed maximum aggregate value of transaction:
  (5) Total fee paid:
  -- Fee paid previously with preliminary materials.

[_] Check space if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
  (2) Form, schedule or registration statement no.:
  (3) Filing party:
  (4) Dated filed:

                          ROBERTSON-CECO CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 2, 1995

  Notice is hereby given that the Annual Meeting of Stockholders of Robertson-Ceco Corporation will be held at the offices of Robertson-Ceco Corporation lo-cated at 222 Berkeley Street, Boston, Massachusetts on Tuesday, May 2, 1995, at 11:00 a.m., Eastern Time, for the following purposes:

    (1) To elect four directors, each for a term of three years;

    (2) To act upon such other matters as may properly come before the meet-ing or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on March 31, 1995 are entitled to notice of and to vote at the meeting or any postponements or ad-journments thereof.

                                          By Order of the Board of Directors

                                               George S. Pultz,
                                                  Secretary

Boston, Massachusetts
April 4, 1995

  IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE EN-CLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                          ROBERTSON-CECO CORPORATION
                              222 BERKELEY STREET
                               BOSTON, MA 02116

                               ----------------

                                PROXY STATEMENT

                      ANNUAL MEETING OF THE STOCKHOLDERS
                                  MAY 2, 1995

  This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Robertson-Ceco Corpora-tion (the "Company") for use at the annual meeting of stockholders of the Com-pany and at any adjournment or adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting, on Tuesday, May 2, 1995 at the offices of Robertson-Ceco Corporation located at 222 Berkeley Street, Boston, Massachusetts at 11 a.m. local time. The Company expects to mail this Proxy Statement and accompanying proxy on or about April 5, 1995.

  Valid proxies will be voted as specified thereon at the Meeting. A stock-holder who has executed and returned a proxy may revoke it at any time before it is voted by delivering an executed proxy bearing a later date or a written notice of revocation to the Secretary of the Company, or by voting in person at the Annual Meeting. Any stockholder who attends the Meeting in person will not be deemed thereby to revoke the proxy unless such stockholder affirma-tively indicates the intention to vote the shares in person.

                                 ANNUAL REPORT

  The Annual Report of the Company for the fiscal year ended December 31, 1994, including financial statements examined by Price Waterhouse, independent accountants, and their report thereon, dated March 15, 1995, is being mailed herewith to each of the Company's stockholders of record at the close of busi-ness on March 31, 1995. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ROBERTSON CECO CORPORATION, 222 BERKELEY STREET BOSTON, MA 02116.

                               VOTING SECURITIES

  The holders of record of shares of Common Stock of the Company at the close of business on March 31, 1995 are entitled to vote at the Meeting. On that date there were issued, outstanding and entitled to vote at the Meeting 16,096,561 shares of Common Stock. Each stockholder has one vote for each share of Common Stock held by such stockholder of record on each of the mat-ters which comes up for a vote at the Meeting.

                            SOLICITATION OF PROXIES

  The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company has made arrangements with its transfer agent, the American Stock Transfer and Trust Company, to assist the Company in the solicitation of proxies. The Company anticipates that the cost of such so-licitation will be less than $10,000 plus other nominal out-of-pocket ex-penses. Employees of the Company may also solicit proxies without additional compensation. The Company and the

American Stock Transfer and Trust Company will request banks, brokers and other intermediaries holding shares beneficially owned by others to send the proxy material to and obtain proxies from such beneficial owners and will re-imburse such intermediaries for their reasonable expenses in so doing.

                              SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

  The following table sets forth those stockholders, other than directors and executive officers of the Company, known to the Company to be beneficial own-ers of more than 5% of the Company's Common Stock. Unless otherwise specified, each person has sole power to vote and dispose of their beneficially owned shares. The information concerning the Common Stock held by Sage RHH is based on information set forth in the Schedule 13D of Sage RHH dated July 22, 1993. The information with respect to the Common Stock held by Foothill Capital Cor-poration is based on information set forth in the Schedule 13D of such company dated November 30, 1993. The information with respect to the Common Stock held by RBC Holdings, L.P. is based on information set forth in the Schedule 13D of such company dated December 17, 1993. The information with respect to Ingalls & Snyder is based on information set forth in Schedule 13G of Ingalls & Snyder dated January 9, 1995.

           NAME AND ADDRESS                     NUMBER OF PERCENT OF
          OF BENEFICIAL OWNER                   SHARES(1)  CLASS(2)
          -------------------                   --------- ----------
     Sage RHH(3)(6)                             5,462,347   33.93%
     275 East Broadway
     Jackson, WY 83001
     Foothill Capital Corporation(4)(6)         1,377,515    8.56%
     11111 Santa Monica Blvd.
     Los Angeles, CA 90025
     RBC Holdings, L.P.(5)(6)                   3,333,333   20.71%
     Three First National Plaza
     Suite 5600
     Chicago, IL 60602
     Ingalls & Snyder                           1,680,863   10.44%
     61 Broadway
     New York, NY 10006

- --------
(1) Beneficial ownership for the purposes of this table is determined in ac-cordance with the rules and regulations of the SEC.

(2) The percentages have been calculated based on the number of shares of Com-mon Stock (16,096,562) which were outstanding at the close of business on March 17, 1995.

(3) Sage RHH is 80% owned by Sage Capital Corporation ("Sage Capital"), which is controlled by Andrew G. C. Sage, II, the Chairman and a director of the Company. As a result, Sage Capital and Andrew G. C. Sage, II are deemed to beneficially own all the shares owned directly by Sage RHH. The remaining 20% ownership in Sage RHH is held by Windwell Financial Corporation ("Windwell"). Windwell is 47% owned by Mr. Frank A. Benevento, a director of the Company. Mr. Gregg C. Sage, a director of the Company, is 25% owner of Sage Capital.

(4) Foothill Capital Corporation ("Foothill") holds 687,146 shares; its affil-iates, Foothill Partners II, L.P. and Foothill Partners, L.P. hold 675,779 and 11,367 shares, respectively. The aggregate shown includes 3,223 shares that may be acquired by Foothill's affiliates, Foothill Group, Inc. and Foothill Managers Limited at $98.11 per share pursuant to presently exer-cisable warrants.

(5) Michael E. Heisley, the Chief Executive Officer and a director of the Com-pany, is the President and sole stockholder of RC Holdings, Inc., formerly Heico Acquisitions, Inc., which is the General Partner of RBC Holdings, L.P. ("RBC Holdings"). As a result, Mr. Heisley and RC Holdings are deemed to beneficially own the shares owned directly by RBC Holdings. Michael E. Heisley directly owns 1,127 shares which are not reflected in the table.

(6) Each of Sage RHH, Foothill Capital Corporation and RBC Holdings has en-tered into an agreement with the Company providing under certain circum-stances for shares of the Company's Common Stock issued to them to be reg-istered under the Securities Act of 1933.

MANAGEMENT

  The following information regarding beneficial ownership of Common Stock by directors and executive officers of the Company is based in part upon informa-tion received from the persons named and other persons included in the group of directors and executive officers. The information is provided as of March 17, 1995.

                                                 AMOUNT AND
                      NAME OF                    NATURE OF
                 BENEFICIAL OWNER               OWNERSHIP(1)   PERCENT OF CLASS
                 ----------------               ------------   ----------------
     Andrew G. C. Sage, II                       5,462,347(2)       33.93%
     Michael E. Heisley                          3,334,460(3)       20.72%
     E. A. Roskovensky                                   0             *
     Frank A. Benevento, II                        513,460(4)        3.19%
     Stanley G. Berman                               1,127             *
     L. Edwin Donegan, Jr.                               0             *
     Mary Heidi Hall Jones                         116,147(5)          *
     Kevin E. Lewis                                  1,127             *
     Denis N. Maiorani                             140,000(6)          *
     George S. Pultz                                25,000(6)          *
     Gerardo V. Rodriguez                                0             *
     Leonids Rudins                                  1,127             *
     Gregg C. Sage                               5,462,347(7)       33.93%
     John C. Sills                                  25,000(6)          *
     Total of all shares beneficially owned by
      all executive officers and directors as
      a group (15 Persons)                       9,106,335(8)       56.57%

- --------
*  less than 1%

(1) Unless otherwise indicated, the shares shown in the table are those as to which the beneficial owner has sole voting and investment power with the exception of those restricted shares issued under the Company's 1991 Long Term Incentive Plan (the "Long Term Incentive Plan") as to which such per-sons have sole voting power.

(2) Refer to footnote 3 in the previous table for information regarding voting and dispositive power with respect to Common Stock beneficially owned by Mr. Andrew G.C. Sage, II.

(3) Refer to footnote 5 in the previous table for information regarding voting and dispositive power with respect to Common Stock beneficially owned by Mr. Michael E. Heisley.

(4) Consists of a portion of the 5,462,347 shares owned by Sage RHH. Mr. Bene-vento owns 47% of Windwell which owns 20% of Sage RHH.

(5) This information is based on information set forth in Amendment No. 1 to
    Schedule 13D filed by Ms. Jones on October 8, 1993 in her individual ca-pacity and as trustee under certain trusts. The shares listed includes 7,323.90 shares which may be acquired upon exercise of warrants. Ms. Jones has sole voting and dispositive power of all shares.

(6) Consists of restricted shares of the Company's Common Stock granted under The Long Term Incentive Plan to Messrs. Maiorani, Pultz and Sills. See "Ex-ecutive Compensation".

(7) Includes all shares owned by Sage RHH and deemed to be beneficially owned by Mr. Andrew G. C. Sage, II, and excludes 50,000 shares of restricted shares of the Company's Common Stock awarded under The Long Term Incentive Plan which were forfeited by Mr. Gregg C. Sage on December 27, 1994. See "Executive Compensation" and "Certain Relationships and Related Transac-tions". Mr. Gregg C. Sage has 25% ownership in and is a Managing Director of Sage Capital which owns 80% of Sage RHH, and may be deemed to share vot-ing and investment power over the shares of Common Stock held by Sage RHH. Mr. Gregg C. Sage disclaims beneficial ownership of such Common Stock.

(8) Includes 190,000 restricted shares of the Company's Common Stock granted under the Long-Term Incentive Plan. See "Executive Compensation".

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and re-ports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Com-pany with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such Section 16(a) forms furnished to the Company and written representations from the Company's executive offi-cers and directors, the Company believes that during fiscal 1994 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                          QUORUM AND VOTING OF PROXIES

  Under the Company's By-Laws a majority of shares entitled to be voted present in person or represented by proxy, constitutes a quorum as to such matters. Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e. shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons enti-tled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) with respect to a particular matter will be con-sidered present for purposes of determining the presence of a quorum.

  All shares represented by a properly executed proxy will be voted at the An-nual Meeting in accordance with the directions on such proxy. IF NO DIRECTION IS INDICATED ON A PROPERLY SIGNED PROXY, THE SHARES COVERED THEREBY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES INDICATED BELOW. Directors are elected by a plurality of stockholder votes.

                             ELECTION OF DIRECTORS

  The By-Laws provide that the number of directors which shall constitute the whole Board of Directors shall be such number, not less than one and not more than 13, as may be fixed from time to time by resolution of the Board of Di-rectors. The Board of Directors has currently fixed the number of directors at ten.

  The Board of Directors of the Company is divided into three classes elected for staggered three-year terms. The composition is indicated in the table be-low. The nominees standing for election at the Meeting are Stanley G. Berman,
L. Edwin Donegan, Jr., Michael E. Heisley and E. A. Roskovensky.

  Information regarding the directors and nominees for directors of the Com-pany as of March 31, 1995 is set forth below.

                                              TERM EXPIRES
                                 DIRECTOR   AT ANNUAL MEETING
           DIRECTOR          AGE SINCE(1)     TO BE HELD IN
           --------          --- --------   -----------------
     Andrew G. C. Sage, II    69  11/92           1996
     Michael E. Heisley*      58   7/93           1995
     E. A. Roskovensky*       49  11/94(2)        1995
     Frank A. Benevento, II   47   7/93           1997
     Stanley G. Berman*       61   7/93           1995
     L. Edwin Donegan, Jr.*   67    --             --
     Mary Heidi Hall Jones    41  11/90           1997
     Kevin E. Lewis           30   7/93           1996
     Leonids Rudins           66   7/93           1997
     Gregg C. Sage            37  11/92           1996

- --------
*  Nominees for election at the Meeting.

(1) In March 1992 a group of the holders of a significant amount of the Company's 15.5% Discount Subordinated Debentures due 2000 (the "Old Deben-tures") then outstanding formed an Informal Committee of Old Debenture holders (the "Informal Committee"). Pursuant to an arrangement with the Informal Committee in connection with the Company's 1993 exchange offer for its Old Debentures which was consummated on July 14, 1993, the Company nominated three individuals recommended by the Informal Committee (Messrs. Rudins, Berman, and Lewis), three individuals recommended by Sage RHH (Messrs. Benevento, Heisley, and G. Sage), two individuals recommended by the Company's management (Messrs. A. Sage and Denis N. Maiorani) and one individual recommended by the disinterested directors serving on the board prior to the 1993 Annual Meeting (Ms. Jones).

(2) At a meeting held on November 3, 1994, the Board of Directors elected Mr. Roskovensky as director to fill the vacancy left by the resignation of De-nis N. Maiorani.

  Mr. Andrew G. C. Sage, II is Chairman (since July 1993) of the Company. Mr. Sage also served as President (from November 1992 until July 1993) and Chief Executive Officer (from November 1992 until December 1993) of the Company. Mr. Sage is also President of Sage Capital Corporation ("Sage Capital"), a general business and financial management corporation specializing in business re-structuring and problem solving. Prior to the formation of Sage Capital in 1989, Mr. Sage was a consultant to and/or a director of Heico, Inc., Pettibone Corporation and USIF Real Estate. Mr. Sage is a director of Computervision Corporation, Fluid Conditioning Products, Tom's Foods, Inc. and Pettibone Cor-poration. Andrew G. C. Sage, II is the father of Mr. Gregg C. Sage.

  Mr. Heisley is Chief Executive Officer and Vice Chairman (since December
1993) of the Company. Mr. Heisley is Chairman of the following companies: Da-vis Wire Corporation (since 1991), a manufacturer of steel wire; Tom's Foods, Inc. (since 1993), a manufacturer and distributor of snack foods; and Nutri/System, L.P. (since 1993), a national weight maintenance company. He is also Chairman of the Executive Committee of Pettibone Corporation (since
1988), and a director of Envirodyne, Inc. (since 1994).

  Mr. Roskovensky is President and Chief Operating Officer (since November
1994) of the Company. Prior to being elected President, Mr. Roskovensky served the Company as President of the Company's Metal Buildings Group (from February
1994). He is also the President and Chief Executive Officer of Davis Wire Cor-poration (from 1991), a manufacturer of steel wire. Prior to 1991, Mr. Roskovensky was the President of USS--POSCO Industries (from 1986 to 1990), a steel mill joint venture company between USX Corporation and Pohang Iron & Steel of the Republic of Korea.

  Mr. Benevento is a general partner (since November 1987) of the partnership that controls the general partner of the Energy Recovery Fund, an entity chartered to invest in oil and oil service companies. He is also President and Chief Executive Officer (since November 1987) of Energy Recovery Management, Inc., the management company of The Energy Recovery Fund. Mr. Benevento was Chairman (April 1990 to January 1993) of Sub Sea International, Inc., an oilfield related underwater diving and robotics company. Mr. Benevento is a director of EnServ Corporation.

  Mr. Berman is currently a retail consultant (since April 1991). Prior to that time, he was Executive Vice-President of Administration (1978-1991) of Grossman's Inc., a retail building materials company, with which he had been employed since 1953. Mr. Berman is a director of Construcentru DE America, S.A. DE C.V.

  Mr. Donegan is currently President and Chief Executive Officer (since 1993) of McGuire-Nicholas, Inc., a leather goods manufacturer. He is also serving as Group Executive (since 1994) of VSI Fasteners, Inc., a provider of fasteners to the home center distributor channel. He is presently Chairman of the Board and Chairman of the Compensation Committee of Pettibone Corporation (since
1990), a diversified manufacturing Company. Prior to that time, he was Chair-man and CEO of Heico, Inc., a diversified manufacturing company, as well as a member of its board from 1988 to 1994. Mr. Donegan's career includes four years as Corporate Executive Vice President of RCA Corporation, responsible for RCA's Computer Systems Group, reporting directly to the Chairman and Chief Executive Officer of RCA, and eighteen years in various management and execu-tive positions at IBM Corporation including Executive Assistant to IBM's Pres-ident and an IBM Vice President, managing a Computer division (since 1990). Mr. Donegan is a Director and member of the Compensation Committee of Vision Hardware Group, the holding company that includes McGuire-Nicholas and VSI Fasteners.

  Ms. Jones' principal occupation for the past five years has been management of personal investments. Ms. Jones was a director of Ceco Industries, Inc., a predecessor of the Company.

  Mr. Lewis is the Chairman of the Board (since June 1993) and President and Chief Executive Officer (since July 1994) of Furr's/Bishop's, Inc., an opera-tor of restaurants in the southwestern United States. Prior to that time, he was a Managing Director (from April 1993 to June 1993), a Senior Vice-Presi-dent (from December 1991 to April 1993), a Vice President of Financial Re-structuring (from 1989 to 1991), and an Associate (from 1988 to 1989) of Hou-lihan, Lokey, Howard & Zukin, Inc., a provider of investment banking and fi-nancial advisory services.

  Mr. Rudins was a consultant to NL Industries, Inc. (1990 to 1991), a chemi-cal company. In addition, Mr. Rudins was President of International Business Management Association, Inc. (1989 to 1990), a consulting company, and Vice President of Finance (1979 to 1990) of NL Chemicals, Inc., a subsidiary of NL Industries, Inc. He was Chairman of the Board (1986 to 1989) of NL Worldwide Services, Ltd.

and NL World Services, SA/NV. Mr. Rudins was also director of the joint ven-tures of Benton Chemie, GMbH, Abbey Chemicals, Ltd. (1986 to 1989) and ENENCO, Inc. (1986-1989). Mr. Rudins is a director of St. Vladimir Russian Orthodox Catholic Society of America.

  Mr. Gregg C. Sage served as a full-time consultant to the Company from Sep-tember 1992 to December 1994. Mr. Sage is currently President of Cupples Prod-ucts, Inc., a manufacturer of curtainwall products. Mr. Sage is also Managing Director (since 1989) of Sage Capital. Prior thereto, Mr. Sage was President and Chief Executive Officer (1987 to 1989) of Rusco-Sage Industries, a window manufacturing company. Mr. Gregg C. Sage is the son of Mr. Andrew G. C. Sage, II.

  The Board of Directors is responsible for the general supervision, manage-ment and control of the Company's business. In addition, the Board has estab-lished an Audit Committee, a Compensation Committee and a Nominating Commit-tee. The Audit Committee consists of Messrs. Berman (Chairman), Benevento and Rudins, and reviews with the financial officers of the Company and its audi-tors the scope of the annual audit and the results thereof, the financial statements of the Company, the extent and operation of the Company's internal financial control systems and fees charged by the Company's auditors for au-diting and other professional services. The Compensation Committee consists of Ms. Jones (Chairman) and Messrs. Lewis and Rudins. The Compensation Committee acts upon employment agreements between the Company and its executive offi-cers, establishes salaries for the Company's executive officers, awards senior management performance bonuses and grants awards under the Long Term Incentive Plan. The Nominating Committee consists of Messrs. Lewis (Chairman), Heisley and A. Sage, and recommends persons as nominees for election as a director and will consider nominations submitted by stockholders. Stockholders of the Com-pany wishing to make recommendations should write to the Nominating Committee, c/o George S. Pultz, Vice President, General Counsel and Secretary, Robertson-Ceco Corporation, 222 Berkeley Street, Boston, Massachusetts 02116.

  During 1994, the Board held 12 meetings, the Audit Committee held one meet-ing, the Compensation Committee held 5 meetings, and the Nominating Committee held one meeting. During 1994, each director attended 75% or more of the ag-gregate of the total number of meetings of the Board (held during the period for which he or she has been a director), and the total number of meetings held by all committees of the Board on which he or she served (during the pe-riod that he or she served).

  Each of the nominees has agreed to serve as director, if elected. If, at the time of the Meeting a nominee is unwilling or unable to serve as a director, the Board may fix the number of directors at less than ten, or the persons named as proxies may nominate and may vote for other persons in their discre-tion. The Company has no reason to believe that any of the nominees will be unwilling or unable to serve if elected.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation earned for services rendered during 1994 by the Chief Executive Officer, the four executive officers having the highest salary and bonus compensation from the Company in 1994 and the former President who served until October 31, 1994.

                                                                     LONG TERM      ALL OTHER
                                   ANNUAL COMPENSATION              COMPENSATION   COMPENSATION
                              -----------------------------------   ------------   ------------
        NAME OF                                                   RESTRICTED(1)(2)
   PRINCIPAL POSITION    YEAR   SALARY          BONUS       OTHER   STOCK AWARDS    AMOUNT(3)
   ------------------    ----   ------          -----       ----- ---------------- ------------
Michael E. Heisley(4)    1994 $300,000.00        --          --          --             --
 Chief Executive Officer 1993 $ 18,476.26        --          --          --             --
 and Vice Chairman       1992     --             --          --          --             --
Denis N. Maiorani(5)     1994 $363,000.00(6)     --          --          --         $17,040.00
 Former President        1993 $306,261.84        --          --     $385,000.00     $ 4,497.00
                         1992 $190,944.00    $118,600.00(7)  --          --         $ 3,525.12
E. A. Roskovensky(8)     1994 $240,500.00(9) $130,000.00     --          --             --
 President and           1993     --             --          --          --             --
 Chief Operating Officer 1992     --             --          --          --             --
George S. Pultz(10)      1994 $155,000.04    $ 46,500.00     --          --         $ 5,593.00
 Vice President,         1993 $138,019.77        --          --     $ 68,750.00     $ 2,800.00
 General Counsel and
  Secretary              1992     --             --          --          --             --
Gerardo Rodriguez(11)    1994 $200,000.04        --          --          --             --
 Corporate Vice
  President,             1993 $150,000.03        --          --          --             --
 and President, Building 1992     --             --          --          --             --
 Products-Europe
John C. Sills(12)        1994 $147,492.08    $ 46,500.00     --          --         $ 8,282.99
 Executive Vice
  President              1993 $131,353.34        --          --     $ 68,750.00     $ 2,790.33
 and Chief Financial
  Officer                1992 $ 77,115.64    $ 28,800.00     --          --         $ 1,200.00

- --------
(1) In 1993, the Company granted awards (the "1993 Awards") of 416,000 re-stricted shares of the Company's common stock (the "Common Stock") to ex-ecutive officers under the Long Term Incentive Plan, including 140,000 shares to Mr. Maiorani, 25,000 shares to Mr. Sills and 25,000 shares to Mr. Pultz. Restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of until vesting. However, the shares can be voted and recipients will be entitled to any dividends and other distributions paid with respect to the shares, subject to the same restrictions (except in the case of cash distributions) as those applying to the underlying shares. The 1993 Awards contain certain vesting criteria measured by comparison of the average price per share of the Common Stock to a base price. The base price for the 1993 Awards is $3.41 per share and was determined by taking the average closing market price on the New York Stock Exchange of the Common Stock over the period from August 10, 1993 through October 8, 1993. If the Common Stock attains an average value (de-termined as the average closing price over any period of 60 consecutive calendar days) of 144% of the base price by August 10, 1995, one-third of the shares (less any shares already vested) will vest on the date that the Company's common stock first attains such average value, and one-third of the shares will vest on August 10, 1995; if the Common Stock attains an average value of 172.8% of the base price by August 10, 1996, two-thirds of the shares (less any shares already vested) will vest on the later of August 10, 1995 and the date that the Company's common stock first attains such average value, and one-third of the shares will vest on August 10, 1996. The 1993 Awards provide that if performance targets are not achieved by August 10, 1996, all unvested shares will vest automatically under the terms of the Long Term Incentive Plan on August 10, 2003, provided the holder is still an employee of the Company as defined in the Plan. As of March 17, 1995, the Common Stock had not attained an average closing mar-ket price sufficient to meet any vesting criteria under The

    Long Term Incentive Plan. However, under the terms of his employment agreement with the Company, Mr. Maiorani's shares vested fully upon his termination of employment with the Company on October 31, 1994. In the event of a change in control of the company (as defined in the Long Term Incentive Plan), all restrictions imposed on each participant's restricted shares will immediately lapse. The participants will have the right to the delivery of the stock certificates for shares, in accordance with the Long Term Incentive Plan.

(2) The dollar value for the restricted stock shown in the table is based on the closing market price on the date of the grant, in each case as of De-cember 23, 1993, which was $2.75. The closing market price of the Company's Common Stock on December 30, 1994, the last trading day of the last completed fiscal year, was $3.25. Based on such price, Mr. Maiorani's stock holdings on December 31, 1994 were valued at $455,000 and restricted stock holdings for Messrs. Pultz and Sills on December 31, 1994 were val-ued at $81,250 each.

(3) Reflects the amount of 401(K) matching contributions made by the Company and any matching contributions made under the Company's Supplemental Em-ployees Retirement and Savings Plan. See "Retirement Benefits".

(4) Mr. Heisley became an executive officer of the company on December 9, 1993. He was paid in April, 1994 with respect to his services as Chief Ex-ecutive Officer of the Company in 1993.

(5) Mr. Maiorani became an executive officer of the Company on February 24, 1992, and ceased to be employed with the Company as of October 31, 1994.

(6) Includes payments of $60,500 to Mr. Maiorani under his employment agree-ment after his termination of employment on October 31, 1995. See "Execu-tive Employment Agreements." Excludes payment of $55,846.00 for accrued but untaken vacation time due upon Mr. Maiorani's termination of employ-ment.

(7) Includes a one time signing bonus of $34,000.00.

(8) Mr. Roskovensky became an executive officer of the Company on May 5, 1994.

(9) Mr. Roskovensky was not compensated directly by the Company in 1994, but, the Company accrued and agreed to pay $221,644 to Davis Wire Corporation ("Davis") under an arrangement with Davis for the provision of his servic-es. Davis is an affiliate of Michael E. Heisley. See "Certain Relation-ships and Related Transactions". Mr. Roskovensky became a salaried em-ployee of the Company in 1995. In January, 1995, the Company paid Mr. Roskovensky $18,856 with respect to his services as an executive officer of the Company for November and December of 1994.

(10) Mr. Pultz became an executive officer of the Company on January 20, 1993.

(11) Mr. Rodriguez became an executive officer of the Company on March 25, 1993 and ceased to be employed with the Company as of December 31, 1994.

(12) Mr. Sills became an executive officer of the Company on May 5, 1992.

EXECUTIVE EMPLOYMENT AGREEMENTS

  On July 15, 1993 the Company entered into an employment agreement with Mr. Denis N. Maiorani for a three year term expiring on July 14, 1996. The agree-ment provided for a specified minimum salary of $363,000, and eligibility for incentive compensation and all other benefit plans made available to the Company's officers and key employees, including incentive bonuses of up to 90% of his base salary. Under the terms of his employment agreement, Mr. Maiorani elected to terminate his employment because the board failed to appoint him Chief Executive Officer within the first year term of his agreement. Mr. Maiorani's employment agreement provides for continued payment of his base pay as of the date of the termination of his employment and certain benefits for a period of eighteen months. The agreement restricts the ability of Mr. Maiorani to compete with the Company for one year following the termination of employ-ment.

  In all other cases, the Company considers itself an "at will" employer (sub-ject to any contractual arrangements described below) with respect to its of-ficers who are employees. The Company executed employment offer letters with certain executive officers, including Messrs. Rodriguez, Sills and Pultz, prior to the commencement of each such officer's employment with the Company. The employment letters set forth, respectively, such officers' positions with the Company, their starting base salaries and provide such officers with par-ticipation in the Company's employee insurance and pension benefit plans and incentive bonuses of up to 30% or 40% of such officer's respective base sala-ries. Certain employment letters, including those for Messrs. Rodriguez, Sills and Pultz, also provide for severance payments to be made in the event of ter-mination of employment from the Company, for reasons other than cause or in a change of control (defined as an acquisition by an unaffiliated person of 51% or more of the voting securities of the Company), of a minimum payment of 78 weeks of base salary up to a maximum of 104 weeks of base salary. Mr. Rodri-guez ceased to be an employee of the Company effective December 31, 1994. Un-der his employment letter, Mr. Rodriguez is entitled to receive severance pay-ments at his base salary, which was $16,667.67 per month as of the date of his termination.

RETIREMENT BENEFITS

  The Company's executive officers have been eligible to participate in the Company's Master Pension Plan (the "Retirement Plan") after one year of con-tinuous service. The Retirement Plan was amended effective January 1, 1995 to cease future benefit accruals for all salaried employees and allow no new sal-aried employee participants after December 31, 1994. Participants become eli-gible to receive full retirement benefits at normal retirement, age 65, and after five years of service with the Company. A participant whose employment terminates prior to age 65 but with at least five years of vesting service in the Retirement Plan is entitled to receive deferred vested benefits commencing at age 65, or reduced benefits commencing at age 55. Benefits are payable ei-ther in a lump sum, in the form of an annuity for the life of the participant, or an annuity paying benefits for the life of the participant and thereafter paying 50% of such benefits to a surviving spouse. The amount of benefits are determined based on an amount accrued in a nominal account maintained for each participant. Annual benefits commencing at age 65 under a single life annuity are equal to one-tenth of the amount that would have accumulated had the fol-lowing amounts been credited to the participant's account each year: 4% of the participant's total compensation (up to a maximum compensation amount); an ad-ditional 4% of the excess of such compensation over the social security tax-able wage base; and interest on the prior year's account balance based on 90-day Treasury Bill interest rates during the prior plan year. Annual single life annuity benefits are limited to a maximum amount, currently $120,000. Lump sum and joint survivor annuity benefits are determined based on the actu-arial equivalent of the single annuity benefit. The Company estimates that the annual benefits payable under the Retirement Plan upon normal retirement (based on a single life annuity) to each of Messrs. Sills, Pultz and Rodriguez would be $5,110, $2,555 and $1,523, respectively. The Retirement Plan was amended prior to Mr. Heisley's becoming eligible to participate. At Mr. Maiorani's termination from employment with the Company, his benefits under the Retirement Plan were unvested.

  The Company's executive officers are also eligible to participate in the Company's 401(k) Savings Plan and Trust. Each participant may defer up to 10% of their annual earnings and the Company matches 50% of the contributions up to 6%, subject to maximum limitations under the Internal Revenue Code.

  In 1993, the Company adopted an unfunded salary reduction supplemental exec-utive retirement plan known as the Robertson Ceco Corporation Supplemental Em-ployees Retirement and Savings Plan ("SERP"). The SERP was terminated effec-tive as of January 1, 1995. The SERP, which was a non-qualified plan, was es-tablished for the purpose of providing the Company's highly paid employees with the same benefits they would have received under the Retirement Plan and the Savings Plan and Trust if not restricted by the regulations of the Inter-nal Revenue Service. The SERP was partially funded by employee contributions. The provisions of the SERP generally reflected all the provisions of the Retirement Plan and the 401(k) Savings Plan and Trust. Participation in the SERP commenced with the beginning of the Company's fiscal year 1994, and ended when the SERP was terminated.

COMPENSATION OF DIRECTORS

  Directors who are not employees or consultants of the Company or any of its subsidiaries are paid an annual retainer of $20,000 and a fee of $1,000 for actual attendance and $250 for participation by telephone at each meeting of the Board or any of its committees, together with expenses of attendance. The Chairpersons of the Audit Committee, Compensation Committee and Nominating Committee are each paid an additional annual retainer of $3,000. A non-em-ployee director may elect to have payments of retainer and meeting fees de-ferred and held by the Company for payment at a later date selected by such director. All deferred payments accrue interest at the Mellon Bank, N.A. prime rate as in effect from time to time.

  Each person who becomes a member of the Board and who is not then an em-ployee of the Company or any of its subsidiaries receives, pursuant to the terms of The Long Term Incentive Plan, a one-time, automatic award of shares of Common Stock ("Non-Employee Director Awards"). Shares of Common Stock re-ceived pursuant to a Non-Employee Director Award are in lieu of the first $5,000 of the retainer fee that would otherwise be payable to such director. The number of shares issued to an eligible director equals $5,000 divided by the fair market value of one share of Common Stock as of the last day of the month immediately preceding the date such retainer would otherwise be paid. During the period January 1 through December 31, 1994, no Non-Employee Direc-tor Awards were made.

                         COMPENSATION COMMITTEE REPORT
                       AND STOCK PRICE PERFORMANCE GRAPH

NOTE: THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND STOCK PRICE PER-FORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SE-CURITIES EXCHANGE ACT OF 1934, NOTWITHSTANDING ANY SUCH INCORPORATION BY REF-ERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors is pleased to present its report on executive compensation. The Compensation Committee is appointed by the Board of Directors and is composed of three directors of the Company who are not employees of the Company and who are independent of management. The Committee is responsible for administration of the Company's compensation program for executive officers, including approving awards under the Company's incentive compensation plans.

  The year 1994 was significant in the Company's continuing efforts to improve its financial situation and strengthen its foundations for future profitabili-ty. There were many significant changes in 1994 in the management and struc-ture of the Company, which began at the end of 1993 with the appointment of Mr. Michael E. Heisley as Chief Executive Officer. During the year, the Com-pany sold its Cupples Products Division and entered into a letter of intent to sell its Concrete Construction Division. In addition, the Company commenced an effort to divest its European operations. With these moves, the Company turned its focus to the Metal Buildings Group and Asia/Pacific building products group as its core businesses.

  While making these significant structural changes, the Company simultane-ously commenced a reorganization of the management of its remaining businesses designed to help the Company to achieve a lower cost structure while attaining the flexibility to deal with future changes in the business so as to remain profitable during times of change. Mr. E. A. Roskovensky, who was appointed as President of the Metal Buildings Group in the second quarter and as President and Chief Operating Officer of the Company in the fourth quarter, was given responsibility for most of this reorganization. The result was a significant reduction in overhead costs within the Metal Buildings Group and significant downsizing of the Company's central corporate organization.

  During this year of such substantial change within the Company, the Company's compensation philosophy was to maintain a simplistic compensation structure, incentivize the achievement of profitability within the operations and reward achievement. Thus, while the Company as a whole was not profitable for 1994 due to trailing liabilities and continuing structural issues, several of its businesses, including the Metal Buildings Group, were successful, and the corporate organization was streamlined. The Company made no stock-based awards under its Long-Term Incentive Plan in 1994 and limited its executive compensation program to two basic components, base salary and cash bonus awards.

  The Company's compensation structure with respect to its executive officers has been based on the desire to attract and retain individuals with the neces-sary abilities and skills to carry out a comprehensive capital and financial restructuring and to manage the business and finances of the Company during a very difficult period. The Company established its base salary structure and short-term incentives in prior years to attract and retain key executives in important positions that have a major impact on the ultimate success of the Company. In making decisions in 1994 regarding executive officer compensation, the Compensation Committee continued to review and be cognizant of industry-wide compensation information furnished by independent compensation consul-tants to the Company. However, compensation decisions for 1994 were subjec-tively determined on an individual basis rather than by reference to any spe-cific comparative compensation data.

  In May 1994, following the Company's 1994 Annual Meeting, the Board of Di-rectors appointed Mr. Roskovensky as Corporate Vice President and President, Robertson-Ceco Metal Buildings Group. Prior to that appointment, he served as acting President of the Metal Buildings Group from February 1994. In November 1994, Mr. Roskovensky was appointed by the Board as President and Chief Oper-ating Officer of the Company. During the course of the year, while devoting substantially all of his time to his duties with the Company, Mr. Roskovensky was not compensated directly by the Company. See "Certain Relationships and Related Transactions". The rate of compensation paid for Mr. Roskovensky's services was based, during the period from February through October, 1994, on the annual salary previously paid to his predecessor as President of the Metal Buildings Group, and during the period subsequent to his appointment as Presi-dent and Chief Operating Officer of Robertson-Ceco Corporation, on the annual salary paid to his predecessor in that position.

  The Committee approved and the Board of Directors authorized in 1994 a base salary of $300,000 for Mr. Heisley as Chief Executive Officer. The determina-tion of this compensation level was made on a subjective determination based in part on what the Company had compensated its Chief Executive Officers in previous years. With the exception of Messrs. Heisley and Roskovensky, the base salaries of the Company's executive officers in 1994 were paid pursuant to arrangements made with them in prior years.

  The Company has an annual bonus program, established in 1993 by the Board of Directors, in which executive officers and other key persons are eligible for annual cash bonuses as approved by the Committee, based on achievement of cer-tain financial objectives, including targeted earnings before interest and taxes, cash flow and return on net assets, and individual performance objec-tives, as well as discretionary awards. Under this program executives eligible to receive a bonus can earn from half and up to twice a standard bonus opportunity. Under the program, standard bonus opportunities, expressed as a percentage of base salary, estab-lished for each management level are 70% for CEO, 45% for President, 40% for divisional presidents or general managers and 30% for corporate vice presi-dents.

  With respect to 1994, the Committee approved bonus awards for management of the Metal Buildings Group based on achievement of desired financial targets approved by the Committee in early 1994. For certain corporate executives, the Committee approved bonus awards to reward the successful management of the structural transitions implemented by the Company as well as the issues in-volved in downsizing and reorganizing the corporate staff based on the subjec-tive determination of the Committee utilizing input from the Chief Executive Officer and Chief Operating Officer. Those executives included Messrs. Pultz and Sills who were awarded their full standard bonus opportunity with respect to 1994. The Committee approved a cash bonus for Mr. Roskovensky based in part on the successful achievement of the desired financial targets of the Metal Buildings Group approved by the Committee and in part on the management of the reorganization of the Company's central corporate organization. This reflects his serving a portion of the year as President of the Metal Buildings Group, and a portion of the year, including a transition period taking over that role prior to his appointment by the Board, as President and Chief Operating Offi-cer of the Company. No bonus was paid to Mr. Heisley.

  In summary, the Compensation Committee believes that 1994 compensation lev-els reflect the Company's policy to attract and retain highly qualified indi-viduals to positions key to the Company's success. The Committee further be-lieves that the combination of base salary and bonus opportunity, as described above, provides a compensation program designed to maximize long-term stock-holder interests.

                                          Mary Heidi Hall Jones (Chairman)
                                          Kevin E. Lewis
                                          Leonids Rudins

STOCK PRICE PERFORMANCE GRAPH

  The following line graph compares the cumulative performance of the Common Stock (and, prior to the merger of H. H. Robertson Company ("Robertson") and Ceco Industries, Inc. on November 8, 1990, the common stock of Robertson) with the S&P Composite--500 Stock Index and a building products industry index con-structed by the Company (consisting of Apogee Enterprises, Butler Manufactur-ing, International Aluminum and United Dominion Industries, and weighted by market capitalization) as of December 31 of each year in the five-year period ended December 31, 1994. The graph assumes that $100 was invested at the clos-ing price on December 31, 1989 in each of Robertson's Common Stock, the S&P Composite--500 Stock Index and the building products industry index, and that all dividends were reinvested.



                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
     AMONG ROBERTSON-CECO CORPORATION, THE S&P 500 INDEX AND A PEER GROUP

Measurement period          ROBERTSON-CECO  BUILDING PRODUCTS   S&P 500
(Fiscal Year Covered)        CORPORATION       PEER GROUP        INDEX
- ---------------------       --------------  -----------------   -------
Measurement PT -
11/09/90                        $ 100            $ 100           $ 100

FYE 12/31/90                    $  88            $ 100           $ 105
FYE 12/31/91                    $  58            $  94           $ 133
FYE 12/31/92                    $  13            $  91           $ 139
FYE 12/31/93                    $   4            $ 173           $ 149
FYE 12/31/94                    $   4            $ 188           $ 146


* $ 100 INVESTED ON 11/09/90 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On March 3, 1995, the Company entered into an agreement with Ceco Concrete Construction Corporation ("CCCC") (the "Concrete Agreement"). Pursuant to the Concrete Agreement, CCCC purchased the business and assets of the Company's Concrete Construction Division, which provides subcontracting services for forming poured-in-place, reinforced concrete buildings, for consideration con-sisting of $11.5 million in cash adjusted to reflect an as of October 1, 1994 sale date, a $3.0 million interest bearing promissory note payable in three annual installments and the assumption by the purchaser of certain liabili-ties. The cash consideration is to be adjusted for certain changes in the di-vision's balance sheet between October 1, 1994 and March 3, 1995. CCCC is owned by Pettibone Corporation of which Michael E. Heisley is the Chairman of the Executive Committee and sole shareholder. The transaction and the consid-eration therefor were negotiated under the direction of a special committee of disinterested directors appointed by the Board of Directors of the Company consisting of Ms. Jones and Messrs. Berman and Benevento.

  On August 1, 1994, the Company and its wholly-owned subsidiary Robertson Espanola, S.A. entered into a subcontract agreement with RBC Holdings, L.P. ("RBC") (the "RBC Subcontract"). Pursuant to the RBC Subcontract, the Company and its subsidiary have undertaken to acquire and supply certain materials for, and to coordinate the installation of a curtainwall system project in Ma-drid Spain. The Company and its subsidiary will be paid for certain costs and expenses associated with performance of the RBC Subcontract. All of RBC's re-ceipts under its general contract with the owner of the project in excess of $5 million plus costs and expenses incurred by RBC for completion and collec-tion, will be split equally between RBC and the Company. RBC is an affiliate of, and is controlled by Michael E. Heisley.

  On December 27, 1994, the Company executed an agreement (the "Cupples Agree-ment") with Cupples Products, Inc. ("CPI"). Pursuant to the Cupples Agreement, on December 27, 1994 (the "Closing Date"), CPI purchased the assets and busi-ness of the Company's Cupples Products Division (including up to $900,000 of the proceeds of the RBC Subcontract), which manufactures curtainwall systems, for $.8 million and the assumption of certain liabilities by the purchaser, to be adjusted following the closing for certain changes in working capital oc-curring between July 31, 1994 and November 15, 1994, and certain intercompany advances occurring between November 16, 1994 and the Closing Date. CPI is owned by Gregg C. Sage. As part of the transaction, Gregg C. Sage and Sage Capital executed a letter agreement pursuant to which the consulting agreement between the Company and Sage Capital was terminated and the restricted shares awarded to Gregg C. Sage under the Long Term Incentive Plan were forfeited. See below. The transaction and the consideration therefor were negotiated with Mr. Gregg C. Sage under the direction of a special committee of disinterested directors appointed by the Board of Directors, consisting of Ms. Jones and Messrs. Berman and Rudins. The Cupples Agreement also provides that CPI will provide certain services to the Company for certain fees, on an as-needed ba-sis, to assist in the resolution of certain legal proceedings and warranty and rectification claims which arose prior to the sale.

  On September 30, 1992 the Company and Sage Capital Corporation ("Sage Capi-tal") entered into a consulting agreement pursuant to which Sage Capital agreed to provide consulting and financial services to the Company with re-spect to the Company's operational and financial restructuring efforts (the "Consulting Agreement"). Andrew G. C. Sage II and Gregg C. Sage are Chairman and Managing Director, respectively of Sage Capital. Pursuant to the Consult-ing Agreement, Sage Capital agreed to make available 50% of Andrew Sage's working time and substantially all of Gregg Sage's working time for a fee of $600,000 per annum payable monthly plus reimbursement for all reasonable out-of-pocket expenses. In March 1993 the Consulting Agreement was extended on a month-by-month basis until July 14, 1993. On July 15, 1993 the Company and Sage Capital amended the Consulting Agreement. During the term of the amended Agreement, which was terminated on December 27, 1994, Gregg C. Sage made available substantially all his working time to the Company. Sage Capital was paid

$200,000 per annum and was reimbursed for reasonable out-of-pocket expenses. Gregg C. Sage was also entitled to participate in the Company's bonus program and in the Company's Long Term Incentive Program. With respect to 1993, Gregg
C. Sage received a cash bonus of $110,000 and an award of 50,000 restricted shares under the Long Term Incentive Plan upon substantially the same terms as those awarded to executive officers. The 50,000 shares were forfeited upon the termination of the Consulting Agreement pursuant to a letter agreement between Gregg Sage and the Company dated December 27, 1994 executed in conjunction with the Cupples Agreement.

  In 1994, under an arrangement between the Company and Davis Wire Corporation ("Davis") for which Mr. Roskovensky is President, Davis provided the Company with the services of Mr. Roskovensky for substantially all of his time, from February, 1994, to manage the Company's Metal Buildings Group, and, from No-vember 1994, to serve as President and Chief Operating Officer of the Company. Mr. Roskovensky was compensated by Davis and the Company paid no remuneration directly to him in 1994. However, the Company accrued and agreed to pay to Da-vis $221,644 for his services in 1994. In addition, the Company paid him $18,856 in January 1995 with respect to his services as an executive officer of the Company for November and December of 1994. Davis is controlled by Mr. Heisley, who is also its Chairman.

                            INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company acting upon the recommendation of its Audit Committee authorized the engagement of the firm of Price Waterhouse as its independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1994. Price Waterhouse replaced the firm of Deloitte & Touche, whose engagement as independent accountants of the Company was terminated by the Company on September 14, 1993.

  During the period from January 1, 1993 through September 14, 1993, there were no disagreements with Deloitte & Touche on any matter of accounting prin-ciples or practices, financial statement disclosure or auditing scope or pro-cedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in connection with its reports on the Company's financial statements with respect to such periods.

  During the period from January 1, 1993 through September 14, 1993, neither the Company nor anyone else on its behalf consulted Price Waterhouse regarding either (i) the application of accounting principles to a specified transac-tion, either completed or proposed, or (ii) the type of audit opinion that might be rendered on the Company's financial statements.

  No representatives of Price Waterhouse will be present at the Annual Meet-ing.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

  Any proposal by a stockholder of the Company intended to be presented for consideration at the Company's annual meeting of stockholders in 1996 must be received by the Company not later than December 5, 1995 for inclusion in the proxy statement and form proxy relating to that meeting. Proposals should be submitted to the Secretary of the Company at the Company's principal office in Boston, MA.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect to any other business that is properly brought before the Meeting in accordance with the judgment of the person or persons voting the proxies.

                                          By Order of the Board of Directors

                                               George S. Pultz,
                                                  Secretary

April 4, 1995